Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (December 26, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $7 million in trade finance transactions, bringing total financing commitments as of November 30, 2018 to $442.8 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On November 2, 2018 TriLinc funded two separate transactions, totaling $7,000,000 as part of an existing $16,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players and home appliances. The borrower was appointed to be the exclusive distributor in India of high quality, affordable mobile phones for a multinational networking and telecommunications equipment company. Priced at 10.00%, the transactions are set to mature on January 20, 2019 and February 1, 2019 and are secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of ≥1.17x. India has the fastest-growing smartphone market in the world, and TriLinc’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to the youth in West Bengal.

“TriLinc’s recent investment activity demonstrates our commitment to deepening relationships with existing borrower companies,” said Gloria Nelund, CEO of TriLinc. “TriLinc has extended over $50 million in financing to the mobile phone distributor since July 2017 in order to support the company in scaling its distribution network in the Indian market.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.